EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Horizon Space Acquisition II Corp. on Form S-1 of our report dated August 12, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Horizon Space Acquisition II Corp. as of December 31, 2023 and for the period from March 21, 2023 (inception) through December 31, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum Asia CPAs LLP

New York, NY

October 21, 2024

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001 Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com